UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 30, 2003

NEXTEL PARTNERS, INC.

(Exact Name Of Registrant as Specified in Charter)

DELAWARE	000-29633	91-1930918
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4500 Carillon Point

Kirkland, Washington 98033

(425) 576-3600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Item 5. Other Events

On October 30, 2003, Nextel Partners, Inc. (the “Company”) announced that it had filed a registration statement with the Securities and Exchange Commission for a public offering of 33 million shares of its Class A common stock.  Of that amount, 10 million shares will be newly issued Class A shares offered by the Company.  The remaining 23 million Class A shares will be offered by DLJ Merchant Banking Partners II, L.P., Madison Dearborn Capital Partners II, L.P. and Motorola, Inc. (collectively, the “selling stockholders”).  In addition, certain selling stockholders have granted the underwriters an option to purchase up to an additional 4.95 million Class A shares to cover over-allotments.  The Company intends to use the proceeds of the offering to redeem approximately 32% of the outstanding principal amount of its 12.5% senior discount notes and for general corporate purposes.  The Company will not receive any of the proceeds from the shares offered by the selling stockholders.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This report does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.  The statements in this report regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions, and may cause actual future experience and results to differ materially from the statements made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC.

Date: October 30, 2003	By:	/s/ John Chapple
John Chapple
Chief Executive Officer and President